Exhibit 99.1

T2 Biosystems Announces Fourth Quarter and Full Year 2019 Financial Results

LEXINGTON, Mass., February 24, 2020 (GLOBE NEWSWIRE)—T2 Biosystems, Inc. (NASDAQ:TTOO), a leader in the rapid detection of sepsis-causing pathogens, today announced financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter and Recent Business and Financial Performance Highlights

•	Achieved fourth quarter total revenue of $3.1 million and product revenue of $1.6 million, representing increases of 71% and 18% respectively, compared to the prior year period

•	Received CE mark for the T2Resistance Panel, allowing commercialization throughout the European Union and other CE mark geographies

•	Secured new contracts for ten T2Dx Instruments during the fourth quarter of 2019

•	Appointed John Sperzel as Chief Executive Officer and Tony Pare as Chief Commercial Officer

Full Year 2019 Business and Financial Performance Highlights

•	Awarded a contract for up to $69 million in milestone-based product development funding from a U.S. government agency; one of the largest grants ever awarded to a diagnostics company

•	Received a New Technology Add-on Payment (NTAP) for the T2Bacteria Panel from the Centers for Medicare and Medicaid Services (CMS); the first in-vitro diagnostic test with this designation

•	Received Breakthrough Device designation from the U.S. Food and Drug Administration (FDA) for T2Resistance Panel, which is now available for research use only (RUO) in the U.S. market

•	Signed Breakthrough Technology contract with Premier, Inc., a group purchasing organization, providing access and contracted pricing to approximately 4,000 U.S. hospitals

•	Restructured the CRG Term Loan Agreement, extending the interest-only payment period through December 2021 and reducing minimum revenue targets

•	Expanded commercial distribution to include thirty-six countries

“The T2 Biosystems team achieved a number of important clinical and operational milestones in 2019,” said John Sperzel, President and CEO of T2 Biosystems. “According to recent data, sepsis is responsible for the death of nearly 11 million people annually, more than all cancers combined. In the battle against sepsis, speed is critical to achieving targeted therapy. T2 Biosystems has the only FDA cleared system for detecting sepsis-causing pathogens directly from blood, without the need to wait days for a positive culture. I believe we have an opportunity to save lives by becoming the standard of care in the detection of sepsis-causing pathogens, and drive long-term sustained growth.”

Fourth Quarter 2019 Financial Results

Total revenue for the fourth quarter of 2019 was $3.1 million, an increase of 71% compared to the prior year period. Product revenue for the fourth quarter of 2019 was $1.6 million, an increase of 18% compared to the prior year period. Research revenue for the fourth quarter of 2019 was $1.5 million, an increase of 200% compared to the prior year period.

Operating expenses for the fourth quarter of 2019 were $11.9 million, an increase of $2.2 million compared to the prior year period.

Net loss for the fourth quarter of 2019 was $14.1 million or a loss of $0.30 per share, compared to a net loss of $15.1 million or a loss of $0.34 per share in the prior year period.

Full Year 2019 Financial Results

Total revenue for 2019 was $8.3 million, a decrease of 21%, compared to the prior year period. Product revenue for 2019 was $5.3 million, an increase of 11% compared to the prior year period. Research revenue for 2019 was $3.0 million, a decrease of 47% compared to the prior year period.

Operating expenses for 2019 were $43.6 million, an increase of 8% compared to the prior year period.

Net loss for 2019 was $59.0 million or a loss of $1.30 per share, compared to a net loss of $51.2 million or a loss of $1.26 per share in 2018.

Cash and equivalents as of December 31, 2019 were $11.0 million. This includes $4.8 million in net proceeds from the sale of 3.8 million shares through the ATM facility during the fourth quarter of 2019.

2020 Financial Outlook

Management projects revenue for the full year 2020 to range from $14.0 million to $17.0 million, including product revenue between $8.0 million and $10.0 million and research and grant contribution revenue of $6.0 million to $7.0 million. Management expects to close approximately 30 T2Dx Instrument contracts during 2020.

Webcast and Conference Call Information

T2’s management team will host a conference call today, February 24, 2020, beginning at 4:30pm ET. Investors interested in listening to the call may do so by dialing 1-877-407-9208 for domestic callers or 1-201-493-6784 for International callers. A live and recorded webcast of the call will be available on the “Investors” section of the Company’s website at www.t2biosystems.com.

About T2 Biosystems

T2 Biosystems, a leader in the rapid detection of sepsis-causing pathogens, is dedicated to improving patient care and reducing the cost of care by helping clinicians effectively treat patients faster than ever before. T2 Biosystems’ products include the T2Dx® Instrument, T2Candida® Panel, the T2Bacteria® Panel, and the T2ResistanceTM Panel and are powered by the proprietary T2 Magnetic Resonance (T2MR®) technology. T2 Biosystems has an active pipeline of future products, including products for the detection of additional species and antibiotic resistance markers of sepsis pathogens, and tests for Lyme disease.

Media Contact:

Gina Kent, Vault Communications

gkent@vaultcommunications.com

610-455-2763

Investor Contact:

Philip Trip Taylor, Gilmartin Group

philip@gilmartinIR.com

415-937-5406

T2 Biosystems, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$11,033	$50,805
Accounts receivable	2,825	1,786
Prepaid expenses and other current assets	1,438	1,340
Inventories	3,599	2,677

Total current assets	18,895	56,608
Property and equipment, net	5,845	7,315
Operating lease right-of-use assets	3,360	—
Restricted cash	180	180
Other assets	206	206

Total assets	$28,486	$64,309

Liabilities and stockholders’ equity
Current liabilities:
Notes payable	$42,902	$42,373
Accounts payable	3,753	744
Accrued expenses and other current liabilities	11,207	6,073
Derivative liability	2,425	2,142
Deferred revenue	285	697
Current portion of lease incentives	—	268

Total current liabilities	60,572	52,297
Lease incentives, net of current portion	—	492
Operating lease liabilities, net of current portion	1,873	—
Deferred revenue, net of current portion	46	133
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 50,651,535 and 44,175,441 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	49	44
Additional paid-in capital	342,123	328,514
Accumulated deficit	(376,177)	(317,171)

Total stockholders’ equity	(34,005)	11,387

Total liabilities and stockholders’ equity	$28,486	$64,309

T2 Biosystems, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(Unaudited)

	Year ended December 31,
	2019	2018	2017
Revenue:
Product revenue	$5,327	$4,805	$3,440
Research revenue	563	5,695	1,226
Contribution revenue	2,445	—	—

Total revenue	8,335	10,500	4,666
Costs and expenses:
Cost of product revenue	16,763	15,404	12,028
Research and development	16,326	14,489	23,733
Selling, general and administrative	27,304	25,697	22,757

Total costs and expenses	60,393	55,590	58,518

Loss from operations	(52,058)	(45,090)	(53,852)
Interest expense, net	(7,348)	(6,682)	(8,907)
Other income, net	400	619	331

Net loss and comprehensive loss	(59,006)	(51,153)	(62,428)

Net loss per share — basic and diluted	$(1.30)	$(1.26)	$(1.94)

Weighted-average number of common shares used in computing net loss per share — basic and diluted	45,507,754	40,558,826	32,131,512